Document Summary: In this agreement EQFC as a principal underwriter of HRT shares agrees to make HRT shares available to eligible EOC separate accounts in connection with the sale of EOC variable products.

                                FORM OF AGREEMENT
                                   CONCERNING
                                 SALES OF SHARES
                                       OF
                             THE HUDSON RIVER TRUST

     AGREEMENT, dated as of [ ] by and among EQ FINANCIAL CONSULTANTS, INC. ("EQFC") and THE EQUITABLE OF COLORADO, INC.("EOC"), individually and as depositor on behalf of each presently existing or hereafter created separate account supporting EOC variable products (each an EOC "Separate Account" and collectively the "EOC Separate Accounts").

                              W I T N E S S E T H:

     WHEREAS, EQFC is a principal underwriter of shares of The Hudson River Trust (the "Trust") pursuant to a Distribution Agreement between the Trust and EQFC dated as of July 8, 1996 (the "Distribution Agreement");

     WHEREAS, the Trust is a series mutual fund, registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, shares of the Trust are sold only to (a) separate accounts ("Eligible Separate Accounts") of insurance companies ("Participating Insurance Companies") issuing variable life insurance and annuity products ("Variable Products") whose net premiums, contributions or other considerations are allocated to such Eligible Separate Accounts, and (b) tax-qualified retirement plans ("Retirement Plans");

     WHEREAS, the Board of Trustees of the Trust may, in its sole discretion, determine that certain classes of shares and/or portfolios shall be available only to certain types of Variable Products or to certain Participating Insurance Companies and/or Retirement Plans;

     WHEREAS, EOC is a Participating Insurance Company and issues Variable Products, whose net premiums are allocated to the EOC Separate Accounts;

     WHEREAS, the Separate Accounts are Eligible Separate Accounts and are eligible to invest in shares of the portfolios of the Trust more particularly described in the Distribution Agreement;

     WHEREAS, EQFC is authorized pursuant to the Distribution Agreement to enter into sales agreements with Participating Insurance Companies which agree to participate in the distribution of the shares directly or through affiliates by means of the distribution of Variable Products;

     WHEREAS, EOC intends to distribute its Variable Products on behalf of the EOC Separate Accounts through its affiliates EQFC and Equitable Distributors, Inc.("EDI"), each of which is a registered broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD");

     WHEREAS, EQFC and EOC for itself and on behalf of the Separate Accounts wish to define and describe the conditions under which shares of the Trust will be made available for investment by the EOC Separate Accounts;

     NOW, THEREFORE, EQFC and EOC for itself and as depositor on behalf of the EOC Separate Accounts hereby agree as follows:

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     1. The Board of Trustees of the Trust has adopted a Policy on Conflicts
(the "Policy"). This Agreement shall be subject to the provisions of the Policy, the terms of which shall be incorporated herein by reference, made a part hereof and controlling. The Policy may be amended or superseded, without prior notice, and this Agreement shall be deemed amended to the extent the Policy is amended or superseded. EOC warrants and represents for itself and each of the EOC Separate Accounts that it will act in a manner consistent with the Policy as so set forth and as it may be amended or superseded, so long such EOC Separate Account owns any shares of the Trust. This provision shall survive the termination of this Agreement.

     2. EQFC will make available to the Separate Accounts all classes of shares of all of the portfolios of the Trust which it is authorized to distribute under the Distribution Agreement in connection with the distribution by EOC of its Variable Products allocated to the Separate Accounts.

     3. Purchases and redemptions of shares of any class of any portfolio of the Trust will be at net asset value of the shares of such portfolio, computed as set forth in the most recent Trust prospectus and Statement of Additional Information (respectively, "Trust Prospectus" and "SAI") for such class and portfolio and any supplements thereto, and shall be submitted by EOC to the Trust's transfer agent pursuant to procedures and in accordance with payment provisions adopted by the parties from time to time. No shares may be sold or transferred by EOC or any of the EOC Separate Accounts except to the Trust or an Eligible Separate Account which is authorized to own shares of such class of such portfolio.

     4. In good faith and as soon as practicable, EQFC will provide, at Trust expense, camera ready copy of the current Trust Prospectus and SAI and any supplements thereto for distribution by EOC with the prospectus for the Variable Products, and camera ready copy of Trust proxy materials, annual and semi-annual reports, and any supplements thereto. To the extent that the foregoing documents are distributed by EOC to existing owners of Variable Products, EQFC will request reimbursement from the Trust for the printing and mailing costs associated with such distribution, upon receipt from EOC of adequate documentation for presentation to the Trust. EQFC will use its best efforts to coordinate with EOC and to provide notice of anticipated filings or supplements. EOC may alter the form of the Trust Prospectus, SAI, annual and semi-annual reports, proxy statements or other Trust documents, with the prior approval of the Trust's officers. EOC shall bear all costs associated with such alteration of form. Without the prior written consent of EQFC, which shall not be unreasonably withheld or delayed, EOC shall not (i) give any information or make any representations concerning the Trust, its shares or operations except those contained in the most recent Trust Prospectus and SAI and any supplements thereto or (ii) use any description of the Trust in any sales literature or advertising (including brochures, letters, illustrations and other similar materials, whether transmitted directly to potential purchasers of Variable Products or published in print or audio-visual media).

     5. (a) EOC shall indemnify and hold harmless EQFC from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which EQFC may be subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or result from negligent, improper, fraudulent or unauthorized acts or omissions by EOC, their broker-dealers or their respective employees, agents or representatives, including but not limited to improper solicitation of applications for the Variable Products; provided, however, that EOC shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon the negligent, improper, fraudulent or unauthorized acts or omissions by EQFC or its employees, agents or representatives in EQFC's capacity as a broker-dealer of EOC.

          (b) EQFC will indemnify and hold harmless EOC and the EOC Separate Accounts against any losses, claims, damages or liabilities, to which EOC or the EOC Separate Accounts may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Trust Prospectus and/or SAI or any supplements thereto, (ii) the omission or alleged omission to state any material fact required to be stated in any Trust Prospectus and/or SAI or any supplements thereto or necessary to make the statements therein not misleading, or (iii) other misconduct or negligence of EQFC in its capacity as a

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distributor of the Trust; and will reimburse EOC and the EOC Separate Accounts for any legal or other expenses reasonably incurred by them in connection with investigating or defending against such loss, claim, damage, liability or action; provided, however, that EQFC shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Trust Prospectus and/or SAI or any such supplement in good faith reliance upon and in conformity with written information furnished by EOC specifically for use in the preparation thereof.

          (c) EQFC shall not indemnify EOC for the failure to furnish, send or give an applicant for a Variable Product, a contract owner or a policyholder at or prior to written confirmation of the sale thereof and at such later times as required by state or federal securities laws, a copy of the prospectus relating to the Variable Products, together with the applicable Trust Prospectus, any supplements to the applicable Trust Prospectus furnished to EOC and, if requested by the applicant from EOC or required by applicable law, the applicable Trust SAI and any supplements thereto and, as required by applicable law, the Trust's annual and semi-annual reports, other required reports and proxy statements.

     6. This Agreement will terminate automatically if it is assigned. The Agreement shall also terminate automatically in its entirety if the Distribution Agreement is terminated or in part as to any Class 1B Shares which EQFC is no longer authorized to distribute under the Distribution Agreement, as the same may be modified and amended from time to time.

     7. If EQFC is notified that the Distribution Agreement will be terminated and that it shall cease to be a principal underwriter of the Class 1B Shares of the Trust, EQFC shall immediately notify EOC in writing of such termination, and this Agreement shall continue in effect until the effective date of the termination of the Distribution Agreement. This Agreement may be terminated by any party at any time on one hundred eighty days' written notice to the other parties, without the payment of any penalty.

     8. This Agreement shall be subject to the provisions of the 1940 Act, the 1934 Act and the Securities Act of 1933 and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act and no-action positions as the Securities and Exchange Commission or its staff may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempt from section 15(b)(2) of the Investment Company Act by order of the Securities and Exchange Commission or any transaction as to which the staff of the Securities and Exchange Commission has taken a no-action position.

     9. EOC shall, in connection with its obligations hereunder, comply with all laws and regulations applicable thereto, whether federal or state, and whether relating to insurance, securities or other general areas, including but not limited to the record keeping and sales supervision requirements of such laws and regulations.

     10. EQFC shall immediately notify EOC of the issuance by any regulatory body of any stop order with respect to any Trust Prospectus or SAI or the initiation of any proceeding for that purpose or for any other purpose relating to the registration or an offering of shares of the Trust and of any other action or circumstances that may prevent the lawful offer or sale of shares of the Trust in any state or jurisdiction.

     11. EQFC and EOC shall each submit to all regulatory and administrative bodies having jurisdiction over the operation of any party hereto or the Trust, present or future, any information, reports or other material which any such body by reason of this Agreement may request or require as authorized by applicable laws or regulations.

     12. EQFC shall keep confidential any information about the Variable Products or policy owners obtained pursuant to this Agreement and shall disclose such information only if EOC has authorized such disclosure, or if such disclosure is required by state or federal regulatory bodies, as authorized by applicable law. EQFC will notify EOC of disclosures required by regulatory bodies as soon as possible.

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     13. EQFC agrees that all records and other data pertaining to the Variable
Products are the exclusive property of EOC and that all such records and other data in EQFC's possession, whether maintained in written or electronic format, shall be furnished to EOC upon termination of this Agreement for any reason whatsoever. This shall not preclude EQFC from keeping copies of such data or records for its own files subject to the provisions of this paragraph.

     14. EOC retains the ultimate right of control over, and responsibility for marketing the Variable Products.

     15. EQFC represents that neither EQFC nor any person employed in any material connection with respect to the services provided pursuant to this
Agreement:

          (a) Within the last 10 years has been convicted of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

          (b) Within the last 10 years has been found by any state regulatory authority to have violated or has acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

          (c) Within the last 10 years has been found by any federal or state regulatory authorities to have violated or have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

     16. EQFC and EOC each represent to the other that no commission or other fee shall be charged or paid to any person or entity in connection with the sale or purchase of any shares of the Trust to or from the EOC Separate Accounts, other than regular salary or wages.

     17. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written. The effective date of this Agreement shall be the date first above written.

THE EQUITABLE OF COLORADO, INC.               EQ FINANCIAL CONSULTANTS, INC.
for itself and as depositor on behalf of
all presently existing and hereafter
created separate accounts supporting its
variable products
                                              By:
                                                  ------------------------------
                                                  Name:
                                                     ---------------------------
                                                  Title:
                                                       -------------------------

By:
   ------------------------------------
   Name:
        ---------------------------------      By:
   Title:                                         -----------------------------
        ---------------------------------         Name:
                                                       -------------------------
                                                  Title:
                                                        ------------------------


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